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                                                                     EXHIBIT 5.1


                       [BAKER & BOTTS, L.L.P. LETTERHEAD]


                                                                December 9, 1999



Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080

Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-4 (the "Registration Statement"), that Lennox International Inc., a Delaware corporation ("Lennox"), proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 14,301,943 shares of common stock, par value $.01 per share ("Lennox Common Stock"), of Lennox issuable in connection with the merger (the "Merger") of LII Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Lennox ("Merger Sub"), with and into Service Experts, Inc., a Delaware corporation ("Service Experts"), pursuant to an Agreement and Plan of Merger, dated as of October 26, 1999 (the "Merger Agreement"), among Lennox, Merger Sub and Service Experts. As provided in the Merger Agreement, each share of common stock, par value $.01 per share ("Service Experts Common Stock"), of Service Experts outstanding immediately prior to the effective time of the Merger will be converted into the right to receive .67 of a share of Lennox Common Stock in connection with the Merger.

                  You have asked us to pass upon for you certain legal matters with respect to the Lennox Common Stock to be issued in connection with the transaction referred to above. In our capacity as counsel to Lennox in connection with such transaction, we have examined the Restated Certificate of Incorporation and Amended and Restated Bylaws of Lennox, each as amended to date, the Merger Agreement, and originals, or copies certified or otherwise identified, of corporate records of Lennox, including minute books of Lennox as furnished to us by Lennox, certificates of public officials and of representatives of Lennox, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of Lennox with respect to the accuracy of the material factual


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Lennox International Inc.            Page 2                     December 9, 1999


matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents. We have also assumed that all shares of Service Experts Common Stock outstanding immediately prior to the effective time of the Merger will be duly authorized, validly issued, fully paid and nonassessable.

                  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

                  1. Lennox is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

                  2. The Lennox Common Stock, when and to the extent issued in connection with the Merger pursuant to and in accordance with the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

                  The opinions set forth above are limited in all respects to matters of Texas law and the General Corporation Law of the State of Delaware as in effect on the date hereof. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement. Additionally, we hereby consent to the reference to our Firm under the caption "Legal Matters" in the joint proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                             Very truly yours,

                                             Baker & Botts, L.L.P.